Global Custody Agreement


Agreement dated as of                       , 1997, between The
Bank of New York (the "Custodian"), acting through its office at 35 avenue des Arts, Brussels, Belgium, and Orchard Series Fund (the
"Client").

Whereas, the Client desires to arrange for the custody of certain assets and the provision of related services by the Custodian;

Now, Therefore, in consideration of the mutual agreements contained herein, the Custodian and the Client agree as follows:

1. Definitions. The following terms, as used herein, shall have the following meanings:

"Authorized Instruction" means (i) a written, oral or electronic communication accepted by the Custodian in good faith that has been transmitted subject to the Security Procedures agreed upon in writing by the Custodian and the Client or (ii) any other written, oral or electronic communication given by a Client that the Custodian believes in good faith to have been given by an Authorized Person.

"Authorized Persons" means those individuals who have been designated by or duly authorized by a Client pursuant to necessary corporate or other action (which shall be evidenced by appropriate documentation delivered to the Custodian) to act on behalf of the Client in connection with this Agreement. Such persons shall continue to be Authorized Persons until such time as the Client has delivered to the Custodian appropriate documents revoking the authority of such persons.

"Cash" has the meaning set forth in Section 5.

"Cash Account" means a current account (which may be divided into a number of subaccounts, denominated in U.S. dollars, Belgian francs or any other currency or Composite Currency Unit acceptable to the Custodian) opened by the Custodian on its books in the name of a Client.

"Communication Products" has the meaning set forth in Section 28.

"Composite Currency Units" means the European Currency Unit
("ECU"), the Special Drawing Right ("SDR") or another composite unit consisting of the aggregate of specified amounts of specified currencies, as such ECU, SDR or other unit may be constituted from time to time.

"BNY Affiliate" means any office or branch of The Bank of New York ("BNY") and any other entity that directly, or indirectly through one or more intermediaries, controls BNY or that is controlled by or is under common control with BNY.

"Securities Account" means any securities account opened by the Custodian on its books in the name of a Client.

"Securities Depository" means any securities depository, book-entry system or clearing system used by the Custodian from time to time in accordance with Section 4(e) hereof.

"Security" means any share, stock, bond, debenture, note, certificate of indebtedness, warrant or other security or financial instrument acceptable to the Custodian (whether represented by a certificate or by a book-entry on the records of the issuer or other entity responsible for recording such book-entries) that is from time to time held for the account of a Client directly, or indirectly through a Subcustodian or Securities Depository, by the Custodian pursuant to this Agreement.

"Security Procedure" means, for any specified method of communication, a procedure agreed upon in writing by the Custodian and the Client for the purpose of verifying that an Authorized Instruction given pursuant to such method of communication is that of the Client or detecting error in the transmission or the content of such Authorized Instruction. A Security Procedure may require the use of algorithms or other codes, identifying words or numbers, encryption, callback procedures, or similar security devices.

"Subcustodian" means any bank or other institution (other than a Securities Depository) used by the Custodian to hold Securities from time to time in accordance with Section 4(e) hereof.

"Unencumbered Securities Account" has the meaning set forth in
Section 14.

2. Representations, Warranties and Covenants of the Client. The Client represents and warrants that the execution and delivery by the Client of its Client Designation Agreement and the performance by the Client of this Agreement (i) are within the Client's corporate, trust or other constitutive powers; (ii) have been duly authorized by all necessary corporate, trust or other appropriate action under its organizational documents; (iii) require no action by or in respect of, or filing with, any governmental body, agency or official (including without limitation any exchange control approvals); and (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of such Client or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Client. The Client represents, warrants and covenants that the Custodian shall be entitled to transfer all of the Client's Securities free of any proprietary or equitable interest of any person or entity (other than interests of the Client and interests of the Custodian, Subcustodians and Securities Depositories that are created by this Agreement). The Client agrees to inform the Custodian immediately if any statement set forth in this Section 2 or in Appendix B ceases to be true and correct as of any date after the date hereof.

3.  Securities Accounts.  The Client will establish with the
Custodian one or more Securities Accounts, which shall contain, in the manner and on the terms specified herein, the Client's
Securities.

4.  Terms of Custody.

  Authority to Hold Securities. Subject to the terms and conditions of this Agreement, the Client hereby authorizes the Custodian to hold any Securities received from time to time for the account of such Client. The Custodian may, at its sole discretion, hold the Securities directly or indirectly through one or more Subcustodians or Securities Depositories. Securities held indirectly through any Subcustodian shall be held subject to the terms and conditions of the Custodian's agreement with such Subcustodian. Securities held indirectly through any Securities Depository shall be held subject to the Custodian or Subcustodian's Agreement and such Securities Depository and to the rules and terms and conditions of such Securities Depository.

(b) Fungibility. The Client agrees that all Securities held by the Custodian directly, or indirectly through any Subcustodian or Securities Depository, shall be subject to the provisions of the Belgian Royal Decree No. 62 of November 10, 1967, as amended. In accordance with the Royal Decree, all Securities of any issue shall be treated as fungible with all other securities of the same issue held by the Custodian directly, or indirectly through any Subcustodian or Securities Depository. Therefore, the Client shall have no right to any specific securities of an issue but shall instead be entitled, subject to applicable laws and regulations and to the terms of this Agreement, to transfer, deliver or repossess from the Custodian an amount of securities of such issue that is equivalent to the amount of such securities credited to a Securities Account, without regard to the certificate numbers (or other identifying information) of the securities originally deposited, and the Custodian's obligation to the Client with respect to such Securities shall be limited to effecting such transfer, delivery or repossession.

(c) Identification of Client's Interests. The Custodian shall cause the Client's interest in any Securities held by the Custodian directly, to be evidenced by a credit to a Securities Account on the books of the Custodian. The Custodian shall cause the Client's interest in any Securities held indirectly by the Custodian through a Subcustodian or Securities Depository to be evidenced by (i) a credit to a Securities Account on the books of the Custodian, (ii) by a credit to the account of the Custodian on the books of the Subcustodian and (iii) by a credit to the account of the Custodian or Subcustodian on the books of the Securities Depository. Securities may be registered in the name of the Custodian's nominee, or as to any Securities held by an entity other than the Custodian, in the name of such entity's nominee. The Client agrees to held any such nominee harmless from any liability as a holder of record of such Securities..

(d) Liens of Subcustodians and Securities Depositories. Unless otherwise authorized by the Client in writing, the Custodian shall hold Securities indirectly through a Subcustodian or Securities Depository only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or Securities Depository or the creditors or operators of any of them, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of the Securities or for funds advanced on behalf of the applicable Client by such Subcustodian or Securities Depository and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

5.  Cash Account.

(a) The Client will establish and maintain with the Custodian a Cash Account to be used in connection with transactions relating to the Client's Securities. The collected balance from time to time in the Client's Cash Account shall constitute "Cash". Any credit made to a Cash Account shall be provisional and may be reversed if such payment is not actually collected or received.

(b) Except as otherwise provided by law, the Cash Account (including subdivisions maintained in different currencies, including Composite Currency Units) shall constitute one single and indivisible current account. Consequently, the Custodian has the right, among others, of transferring the balance of any subaccount of a Cash Account to any other subaccount at any time and without prior notice.

(c) The Custodian may in accordance with customary practice hold any currency (other than Belgian Francs) or Composite Currency Unit in which any subdivision of a Cash Account is denominated on deposit in, and effect transactions relating thereto through, an account (a "Foreign Account") with a BNY Affiliate or another bank in the country where such currency is the lawful currency or in other countries where such currency or Composite Currency Unit may be lawfully held on deposit.

(d) The Custodian shall have no liability for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may affect the transferability, convertibility, or availability of any currency (other than Belgian Francs) or Composite Currency Unit in the countries where such Foreign Accounts are maintained and in no event shall the Custodian be obligated to substitute another currency for a currency (including a currency that is a component of a Composite Currency Unit) whose transferability, convertibility or availability has been affected by such law, regulation or event. To the extent that any such law, regulation or event imposes a cost or charge upon the Custodian in relation to the transferability, convertibility, or availability of any such currency or Composite Currency Unit, such cost or charge shall be for the account of the applicable Client. If pursuant to any such law or regulation, or as a result of any such event, the Custodian cannot deal in any component currency of a Composite Currency Unit or effect a particular transaction in a Composite Currency Unit on behalf of a Client, the Custodian may thereafter treat any account denominated in an affected Composite Currency Unit as a group of separate accounts denominated in the relevant component currencies.

(e) Transactions in a currency or Composite Currency Unit shall be subject to the regulations laid down by the exchange control authorities of Belgium and of the country where such currency (or component currency) is the lawful currency or where such currency or Composite Currency Unit is held on deposit.

6.  Instructions by the Client.

(a) Generally. The Client shall give Authorized Instructions with respect to its Cash and Securities only to the Custodian or to the Custodian's designee. The Client agrees to be bound by all Authorized Instructions whether or not such instructions were duly authorized in accordance with the Client's own procedures. The Custodian shall not be required to follow any Authorized Instruction that would violate any applicable law, decree, regulation or order of any government or governmental body (including any court or tribunal) or that would be contrary to any provision of this Agreement.

(b) Payments. Payments shall be made by the Custodian, or a Subcustodian only to the extent that sufficient Cash in the applicable currency is available in a Cash Account or otherwise available therefor and only (i) as specified by an Authorized Instruction, (ii) as permitted by Sections 14 and 15 or (iii) upon the termination of this Agreement as set forth in Section 17 hereof. The Custodian may make payments, or direct a Subcustodian to make payments, from time to time on behalf of a Client when sufficient Cash in the applicable currency is not available in the Cash Account or otherwise available therefor, but neither the Custodian nor any Subcustodian shall have any obligation to make such payments. If any payments are made that result in an overdraft in a particular currency, then such overdraft shall be payable on demand by the Custodian and shall bear interest for the day outstanding at the rate customarily charged by the Custodian for overdrafts in such currency.

(c) Delivery of Securities. Any Securities held by a Subcustodian shall be subject only to the instructions of the Custodian and any Securities held by a Securities Depository shall be subject only to the instructions of the Custodian or the Subcustodian for which such Securities Depository is acting. A Client's Securities shall be transferred, exchanged, or delivered by the Custodian, or a Subcustodian at the direction of the Custodian, only to the extent that sufficient Securities are actually in a Securities Account and available for delivery and only:

(i)  as specified by an Authorized Instruction;
(ii) in exchange for or upon conversion into other Securities or Cash pursuant to a plan of merger, consolidation, reorganization, recapitalization or readjustment;

(iii) upon the conversion of Securities pursuant to their terms into other Securities;

(iv)  as permitted by Sections 14 and 15; or

(v) upon the termination of this Agreement with respect to such Client as set forth in Section 17 hereof.


7.  Corporate Actions.

Until the Custodian receives an Authorized Instruction to the contrary, the Custodian shall, or shall instruct the appropriate
Subcustodian to:

(i) collect dividends, interest and other payments made and stock dividends, rights and similary distributions made or issued with respect to Securities, in each case net of any applicable taxes or other charges withheld by the payor of such payment or distribution;

(ii) promptly after the Custodian becomes aware thereof, notify the Client of any rights offering by any issuer of Securities held in a Securities Account and, to the extent permitted by law applicable to the relevant Subcustodian and the Custodian, sell such rights in the principal market for such rights and deposit the proceeds of such sale in the Cash Account if the Client does not instruct the Custodian whether to purchase securities under such rights offering by the deadline for such purchase;

(iii) promptly after receipt thereof, forward to the Client those communications relating to any Securities which call for voting or the exercise of rights or other specific action
(including materials relating to legal proceedings intended to be transmitted to holders of such Securities);

(iv) present for payment maturing Securities and those called for redemption;

(v) execute in the name of the Client such ownership and other certificates as may be required to obtain payment or exercise any rights in respect of any Securities;

(vi) accept and open all mail directed to the Client in care of the Custodian or Subcustodian;

(vii) disclose the Client's name, address and Securities position and any other information to the issuers of Securities when requested to do so by them; and

(viii) dispose of fractional interests received by the Custodian or Subcustodian as a result of stock dividends by selling any fractional interest received in accordance with local law and practice.

With respect to corporate actions not listed above, the Custodian shall (in the absence of an Authorized Instruction from the Client within any prescribed deadline) take any action that it considers appropriate in the circumstances; provided that the Custodian shall not be liable for the consequences of any such action. If the Custodian or any Subcustodian or Securities Depository holds any Securities in which the Client has an interest as part of a fungible mass, the Custodian or such Subcustodian or Securities Depository shall select the securities to participate in partial redemptions, partial payments or other actions affecting less than all securities of the relevant class in any non-discriminatory manner that it customarily uses to make such selection. If any Securities become subject to a partial redemption, partial payment or other action, the Client agrees that any manner used by the Securities Depository to select the securities to participate in such partial redemption, partial payment or other action shall be acceptable.

8.  Reporting.

(a) Statements. The Custodian shall mail, or cause to be mailed, or transmit electronically to the Client (or, with prior written consent of the Client, make available electronically) monthly statements of the Securities Accounts and Cash Account. Such statements shall list all of the Securities and Cash and specify
(i) whether the Securities are held directly by the Custodian or indirectly through a Subcustodian or Securities Depository and (ii) the amount of Cash held on deposit in each currency. The Client agrees that the such statement shall be binding on the Client 30 days after (a) in the case of any statement sent by mail, it has been mailed by first class mail, postage prepaid or (b) in the case of any statement transmitted or made available electronically, it has been transmitted or made available electronically to the Client, unless the Client has theretofore notified the Custodian in writing of any inaccuracy in such statement.

(b) Access to Records. The Custodian shall allow the Client and its independent public accountants reasonable access to the records of the Custodian relating to the Client's Securities and Cash as is required by the Client or its accountants in connection with their examination of the books and records pertaining to the affairs of the Client and shall require the Subcustodian and Securities Depository to grant such access to the Client and its independent public accountants to the extent consistent with applicable law and regulations. The Custodian has no obligation to maintain any records for a period of more than 10 years. The Custodian shall have no obligation to require any Subcustodian or Securities Depository to maintain records for any specified period of time.

(c) Other Information. From time to time the Custodian may provide additional reporting information to a Client on terms and conditions agreed upon by the Custodian and such Client in writing. The additional information may include data obtained from third parties, such as pricing valuation information relating to the Client's Securities. The Client agrees that it shall not redistribute or resell data obtained by the Custodian from third parties, except that, to the extent the Client is acting on behalf of another party, it may provide such data to the beneficial owners of the Client's Securities as recorded on the Client's books and records.

9.  Taxes.

The respective responsibilities of the Client and the Custodian with respect to tax matters are set forth in Appendix C hereto and incorporated by reference herein.

10.  Responsibilities; Indemnification by the Custodian.

(a) Standard of Care. The Custodian shall use reasonable care in the performance of its duties hereunder and shall exercise the same degree of care with respect to the Securities as it would with respect to its own securities and property. The Custodian shall require the Subcustodian to use reasonable care in the performance of its duties and to exercise the same degree of care with respect to the Securities as it would with respect to its own securities and property and those of its other Customers. The Custodian shall be responsible to ensure that each Subcustodian that is a BNY Affiliate performs in accordance with the foregoing standard. The Custodian's responsibility with respect to any Securities held by a Subcustodian (other than a BNY Affiliate) or any carrier of Securities acting for the Custodian or any Subcustodian is limited to the failure on the part of the Custodian (or a Subcustodian that is a BNY Affiliate) to exercise reasonable care in the selection or retention of such Subcustodian or carrier; it being understood that the Client shall be deemed to have approved the selection of the Subcustodians listed on Appendix A (as amended from time to time in accordance with Section 19) or otherwise approved or selected by the Client.

(b) Insurance. The Custodian shall, and shall require each Subcustodian to, maintain insurance coverage with respect to the Securities covering such risks and in such amounts as the Custodian or such Subcustodian maintains with respect to securities which the Custodian or such Subcustodian holds for its own account and for the account of other customers.

(c) Indemnification by the Custodian and Subcustodians. The Custodian shall indemnify the Client against, and hold the Client harmless from, any loss or liability (including, without limitation, the reasonable fees and disbursements of counsel and other legal advisors, but excluding all losses and liabilities of the types described in Section 11 hereof) incurred by the Client by reason of the negligence (whether through action or inaction), fraud or willful misconduct of the Custodian or any Subcustodian that is a BNY Affiliate in connection with the services provided pursuant to this Agreement or the applicable subcustodian agreement. The Custodian shall require the Subcustodian that is not a BNY Affiliate to indemnify the Custodian and the Client against, and hold the Custodian and the Client harmless from, any loss or liability (including, without limitation, the reasonable fees and disbursements of counsel, but excluding all losses and liabilities of the types specified in Section 11) incurred by the Custodian or the Client by reason of the negligence (whether through action or inaction), fraud or willful misconduct of such Subcustodian in connection with the services provided by such Subcustodian pursuant to this Agreement and the applicable subcustodian agreement.

11.  Limitations on Responsibilities and Liabilities.

(a) Generally. The Custodian shall be responsible for the performance of only those duties as are set forth herein or contained in an Authorized Instruction that is not contrary to the provisions of this Agreement.

(b) Consequential Damages. Under no circumstances shall the Custodian, any Subcustodian or any Securities Depositories be liable to the Client or any other person for indirect, special or consequential damages, even if the Custodian or such Subcustodian or Securities Depository is apprised of the likelihood of such damages.

(c) Corporate Actions. The Custodian shall not be liable for any loss occasioned by the failure of the Custodian to notify any Client of any payment of dividends or interest or any redemption, rights offering or other distribution made with respect to any Security or any other corporate action taken or to be taken with respect to any Security if the Custodian or a Subcustodian has not received notice of such transaction directly from the issuer of such Security or if such distribution or action was not included in the reports of an internationally-recognized investment data service selected by the Custodian.

(d)  Authorized Instructions.  Neither the Custodian nor any
Subcustodian shall be liable for any action taken in good faith upon an Authorized Instruction.

(e) Payment and Delivery Instructions. In some securities markets, securities deliveries and payments therefor may not be or are not customarily made simultaneously. Accordingly, the Client agrees that, notwithstanding the Client's instruction to deliver Securities against payment or to pay for Securities against delivery, the Custodian or a Subcustodian may make or accept payment for or delivery of Securities in such form and manner as shall be in accordance with relevant local law and practice or with the customs prevailing in the relevant market among securities dealers. The Client shall bear the risk that (i) the recipient of Securities may fail to make payment, return such Securities or hold such Securities or the proceeds of their sale in trust for the Client and (ii) the recipient of payment for Securities may fail to deliver the Securities (such failure to include, without limitation, delivery of forged or stolen Securities) or to return such payment, in the case whether such failure is total or partial or merely a failure to perform on a timely basis. Neither the Custodian nor any Subcustodian shall be liable to any Client for any loss resulting from any of the foregoing events.

(f) Reversals. In some securities markets and cash clearing systems, deliveries of securities and cash may be reversed under certain circumstances. Accordingly, credits of securities to a Securities Account and cash to a Cash Account are provisional and subject to reversal if, in accordance with relevant local law and practice, the delivery of the security or cash giving rise to the credit is reversed.

(g) Foreign Currency Risks. The Client shall bear all risks of investing in Securities or holding Cash denominated in a currency other than that of the Client's home jurisdiction. Without limiting the foregoing, the Client shall bear the risks that rules or procedures imposed by Securities Depositories, exchange controls, asset freezes or other laws or regulations shall prohibit or impose burdens or costs on the transfer to, by or for the account of the Client of Securities or Cash held outside the Client's jurisdiction or denominated in a currency other than the currency of the Client's home jurisdiction or the conversion of Cash from one currency into another currency. The Custodian shall not be obligated to substitute another currency for a currency (including a currency that is a component of a Composite Currency
Unit) whose transferability, convertibility or availability has been affected by such law, regulation, rule or procedure. Neither the Custodian nor any Subcustodian shall be liable to any Client for any loss resulting from any of the foregoing events.

(h) Force Majeure. Notwithstanding any other provision contained herein, neither the Custodian nor any Subcustodian shall be liable for any action taken, or any failure to take any action required to be taken, hereunder or otherwise to fulfill its obligations hereunder (including without limitation the failure to receive or deliver securities or the failure to receive or make any payment) in the event and to the extent that the taking of such action or such failure arises out of or is caused by war, insurrection, riot, civil commotion, act of God, accident, fire, water damage, explosion, mechanical breakdown, computer or system failure or other failure of equipment, or malfunction or failures caused by computer virus, failure or malfunctioning of any communications media for whatever reason, interruption (whether partial or total) of power supplies or other utility of service, strike or other stoppage (whether partial or total) of labor, any law, decree, regulation or order of any government or governmental body (including any court or tribunal), or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond its reasonable control or the reasonable control of any Subcustodain.

(i) Delays. Except in the case of a failure by the Custodian or a BNY Affiliate to exercise the standard of care required by
Section 10(a), the Custodian shall not be liable for delays in carrying out payment instructions given by the Client. In the event that a delay in the carrying out of a payment instruction is caused by such a failure of the Custodian or a BNY Affiliate, the liability of the Custodian shall not exceed an interest equivalent for the period from the day when the payment would have been carried out, but for the negligence, fraud or wilful misconduct of the Custodian or such BNY Affiliate, until the day when it is actually carried out (excluding any portion of such period during which the Custodian cannot carry out such instructions as a result of any event referred to in Section 11(h)); provided that if the Client shall fail to report the delay to the Custodian within 10 days from the date when the payment would, but for the negligence, of the Custodian or a BNY Affiliate, have been made, then the Custodian shall not be liable for an interest equivalent for more than a total of 10 days.

(j) Client's Reporting Obligations. The Client shall be solely responsible for compliance with any notification, license or other requirement of any jurisdiction relating to or affecting the Client's beneficial ownership of the Securities, and neither the Custodian nor any Subcustodian assumes liability for noncompliance with such requirements.

(k)  No Investment Advice.  Neither the Custodian nor any
Subcustodian or BNY Affiliate is under any duty to provide any Client with investment advice or to supervise its investments.

(l) Fraudulent Securities. The Custodian shall have no liability for losses incurred by the Client or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market).

(m) Third Party Information. The Custodian shall have no responsibility for the accuracy of any information provided by the Custodian to a Client that has been obtained from third parties pursuant to Section 7 or 8(c) of this Agreement.

12.  Use of BNY Affiliates.

(a) Executing Orders. The Custodian shall, in its sole discretion and if permitted by applicable law, accept orders from the Client for the purchase or sale of Securities and either execute such orders itself or by means of BNY Affiliates or brokers or other financial organizations of its choice, subject to the fees and commissions in effect from time to time. The Custodian shall not be responsible for any act or omission, or for the solvency, of any broker or other financial organization so selected to effect any transaction for the account of a Client. When instructed to buy or sell Securities for which the Custodian or a BNY Affiliate acts as a dealer, the Custodian may buy or sell such Securities from or to either itself, as principal, or such BNY Affiliate.

(b) Disclosure to BNY Affiliates. Notwithstanding the provisions of Section 26 hereof, the Custodian may disclose to any BNY
Affiliate details with respect to the Securities and the transactions effected hereunder. Such disclosure shall be for the purpose of identifying banking, securities and financial services that BNY Affiliates may be able to provide to the Client.

(c) Sub-Contracting. The Client hereby agrees that the Custodian may arrange with any BNY Affiliate to perform on behalf of the Custodian any act required to be performed by the Custodian hereunder.

13. Fees. The Client agrees to pay the Custodian as compensation for the services provided hereunder a fee computed at rates determined by the Custodian from time to time and communicated to the Client in advance, as well as all assessments, charges and expenses (including, without limitation, legal expenses and attorney's fees) incurred by the Custodian in connection with this Agreement.

14. Right to Debit and Set-Off. The Custodian has the right to debit any subaccount of a Client's Cash Account for any amount payable by the Client in connection with any and all obligations of the Client to the Custodian. In addition to the rights of the Custodian under applicable law and other agreements, at any time when a Client shall not have honored any and all of its obligations to the Custodian, the Custodian shall have the right without notice to the Client to retain or set-off, against such obligations of the Client, any assets the Custodian or any BNY Affiliate may directly or indirectly hold for the account of the Client, and any obligations (whether matured or unmatured) that the Custodian or any BNY Affiliate may have to the Client in any currency or Composite Currency Unit, including time deposits and all assets credited to any of the Client's Securities Accounts other than an Unencumbered Securities Account. Any such asset of, or obligation to, the Client may be transferred among the Custodian and any BNY Affiliates in order to effect the above rights. For purposes of this Agreement, an "Unencumbered Securities Account" means any Securities Account that is designated by the Client, and acknowledged by the Custodian in writing, as containing only securities held for the account of the Client's customers and any other Securities Account as to which the Client and the Custodian have agreed in writing shall be considered an Unencumbered Securities Account.

15. Security Interests. In order to secure the prompt and complete payment when due of any and all obligations of a Client to the Custodian, now outstanding or which may be outstanding at any time in the future, the Client hereby pledges and grants to the Custodian a security interest in (i) all of the Client's right, title and interest in and to the Client's Cash Account, including any credit or debit balance which now appears or may at any time in the future appear in any currency or Composite Currency Unit subaccount of such Cash Account, (ii) all of the Client's right, title and interest in and to all time deposit accounts and notice accounts that the Client may open from time to time with the Custodian, (iii) all of the Client's right, title and interest in and to all of the Client's Securities Accounts (other than Unencumbered Securities Accounts) and the amount of all securities which are now or at any time in the future shall be standing to the credit of such Securities Accounts (other than an Unencumbered Securities Account) (clauses (i), (ii) and (iii) of this Section 15 being referred to collectively herein as the Client's "Collateral"), (iv) all amounts of cash, securities or other property or countervalue received or to be received with respect to or in exchange for any and all of the then existing Collateral which are, or are intended, to be credited to the Client's Cash Account or one of the Client's Securities Accounts (other than an Unencumbered Securities Account) and (v) to the extent not covered by the foregoing, all proceeds, product, offspring, rents or profits of any or all of the foregoing (whether acquired before or after the commencement of any bankruptcy or liquidation proceeding by or in respect of the Client) which are, or are intended to be credited to the Client's Cash Account or one of the Client's Securities Accounts (other than an Unencumbered Securities Account). All time deposit accounts and notice accounts shall be deemed constituted for an indefinite period, even though a Client and the Custodian may agree from time to time that interest thereon will be paid on specified dates rather than only at final maturity. The foregoing security interests are granted as security only and shall not subject the Custodian to, or transfer or in any way affect or modify, any obligation or liability of the Client with respect to any of the Client's Collateral or any transaction in connection therewith. The Client authorizes the Custodian to perform all acts which the Custodian, in its sole discretion, deems necessary or desirable to perfect and preserve its security interests and rights under this Section 15. Upon any breach by the Client of its obligations hereunder, the Custodian shall be entitled to exercise all of the remedies available to a secured creditor under applicable law.

16. Indemnification by the Client. The Client agrees to indemnify the Custodian and to hold the Custodian harmless from any loss or liability (including, without limitation, the reasonable fees and disbursements of counsel and other legal advisors) incurred by the Custodian or any Subcustodian in rendering services hereunder to the Client or in connection with any breach of the terms of this Agreement by such Client, except such loss or liability which results from the Custodian's or such Subcustodian's failure to exercise the standard of care required by Section 10(a) hereof.

17. Termination. This Agreement may be terminated by the Custodian or the Client, following receipt by the other party of 60 days' prior written notice thereof; provided that such termination may be immediate if the other party shall be in breach of its obligations hereunder or shall become the subject of bankruptcy, insolvency, reorganization, receivership or other similar proceedings. If notice of termination is given by the Custodian, then such Client shall, within 60 days following receipt of such notice, specify in an Authorized Instruction the names of the persons to whom all of such Client's Securities and Cash shall be delivered or paid. In such case, the Custodian shall, subject to the payment of amounts owed to it pursuant to Sections 6(b) and 13 hereof, deliver such Securities and Cash, and cause the Subcustodian to deliver any such Securities or Cash held by such Subcustodian, to the persons so specified. If within 60 days following the receipt of a notice of termination by the Custodian, the Custodian does not receive from the Client the names of the persons to whom such Securities and Cash shall be delivered, the Custodian, at its election, may deliver such Securities and Cash, and instruct the Subcustodian holding any Securities or Cash to deliver such Securities and Cash, to a bank or a trust company doing business in the state or country where such Securities and Cash were held. Securities or Cash so delivered shall be held and disposed of pursuant to the provisions of this Agreement or an Authorized Instruction or may be continued to be held until the names of such persons are delivered to the Custodian. If notice of termination is given by the Client, the Custodian shall, subject to the payment of all amounts owed to it pursuant to Sections 6(b) and 13 hereof, deliver such Securities and Cash, and instruct the Subcustodian holding any Securities or Cash to deliver such Securities or Cash, to the persons specified in an Authorized Instruction. If this Agreement is terminated by the Custodian or the Client, but the Custodian or a BNY Affiliate continues to provide other services to the Client in connection with which the Client uses Communication Products, then the provisions of Sections 27 and 28 hereof shall survive the termination of this Agreement until the time that no such other services continue to be provided by the Custodian or a BNY Affiliate to the Client or until otherwise terminated in writing by the Client or the Custodian.
The provisions of Sections 20, 24, 26 and Appendix G hereof and the indemnity provisions of this Agreement and the provisions limiting the liabilities of the Custodian and the Subcustodians shall survive the termination of this Agreement (including any subsequent termination of Sections 27 and 28 hereof).

18. Notices. Except as otherwise specified herein, any notice or other communication to the Custodian or the Client is to be addressed to the respective party as set forth in Appendix D hereto, or in such manner as may be specified by the one party to the other in writing from time to time. Unless otherwise specified herein, notices shall be effective when received. If any Authorized Instruction is given to the Custodian orally, then the Custodian's record of such instruction shall constitute conclusive evidence of the contents of such instruction, notwithstanding any conflicting written confirmation or record of such instruction provided by the Client.

19. Amendments and Waivers. Any provision of this Agreement (including the Appendices hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Client and the Custodian; provided that (i) the Custodian may from time to time delete the name of any Subcustodian or Securities Depository from Appendix A without notice to or consent by the Client and, (ii) the Custodian may from time to time add the name of any bank, securities depository, book-entry system or clearing system to Appendix A if it notifies the Client by first class mail of such addition and does not receive in writing an objection to such addition within 30 days after the date such notice is mailed.

20. Claims. Any claim arising out of or related to this Agreement must be brought no later than one year after such claim has accrued.

21. Successors and Assigns; Governing Law; Jurisdiction. This Agreement shall bind the successors and assigns of the Custodian and the Client. Except as otherwise provided by the terms of this Agreement, neither the Custodian nor the Client may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement shall be
governed by and construed in accordance with the law of   Belgium,
[Alternate: This Agreement shall be governed by and construed in accordance with the law of the [State of New York] [England] except that the provisions set forth in Sections 4(b) and 15 shall be governed by the law of Belgium.] The Client hereby submits to the non-exclusive jurisdiction of any civil or commercial court in Brussels [any federal or state court in New York City] [the High Court of Justice in London] for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Client hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. [For New York law only: The Client and the Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.] [To the extent that the Client has or may hereafter have any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process with respect to itself or its property, the Client hereby irrevocably waives such immunity in respect of its obligations under this Agreement.]

22. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

23. Headings. The section headings used herein are for information only and shall not affect the interpretation of any provision of this Agreement.

24. Evidence. The Custodian's books and records (whether on paper, microfilm, microfiche, by electronic or magnetic recording, or any other mechanically reproducible form or otherwise) shall be deemed to constitute, in the absence of manifest error, sufficient evidence of the facts stated therein and of any obligations of the Client to the Custodian.

25. Integration. This Agreement constitutes the entire agreement between the parties hereto and supersedes any and all prior agreements and understanding, oral or written, relating to the subject matter hereof.

26. Confidentiality. The parties hereto agree not to disclose to any other party and to keep confidential the terms and conditions of this Agreement, any amendment hereof, and any Exhibit, Attachment or Appendix hereto, including but not limited to service level profiles. The Client agrees to cause all of its Authorized Persons to comply with the provisions of this Section 26. In the event that either a Client (including any of its Authorized Persons) or the Custodian breaches any provision of this Section 26, the other party shall be entitled to temporary and permanent injunctive relief against the other party (or such Authorized Person, as the case may be) without the necessity of proving actual damages. Notwithstanding any other provision herein, the Custodian may disclose the Client's name, address and securities position and other information to such persons and to such an extent as required by law (including, but not limited to, article 28 of the Belgian Law of December 4, 1990 relating to securities transactions suspected of constituting market manipulation, insider trading and other breaches of financial regulations), the rules of any stock exchange or regulatory or self-regulatory organization or any order or decrees of any court or administrative body that is binding on the Custodian or any Subcustodian or Securities Depository.

27.  Security Procedures.   The validity of all Authorized
Instructions (including communications requesting cancellation or amendment of an Authorized Instruction), shall be subject to compliance with the applicable Security Procedure. The Client shall (i) not disclose, or permit any Authorized Person to disclose, except on a "need to know" basis, any aspects of any Security Procedure, (ii) notify the Custodian immediately if the confidentiality of any Security Procedure is compromised and (iii) act to prevent the Security Procedures from being further compromised. The Client shall designate one or more persons, as identified in Appendix E to receive Security Procedure materials from the Custodian. The Client may amend Appendix E from time to time upon seven days' prior written notice to the Custodian in accordance with Section 18 of this Agreement. The Client acknowledges that it has been fully informed of the protections and risks associated with each of the various Security Procedures. If the Client chooses not to use any Security Procedure, then the Client agrees to be bound by any instruction that the Custodian believes in good faith to have been given by an Authorized Person.

28. License. The Custodian hereby grants to the Client a personal, nontransferable and nonexclusive license to use, for its internal purposes only, the respective number of copies of any hardware, firmware, microcode and software set forth in Appendix F or hereafter identified by the Custodian in writing as communication products (the "Communication Products"), for the respective terms set forth in Appendix F and at the respective locations set forth in Appendix F, solely in connection with transmitting and receiving electronic communications to and from the Custodian in connection with this Agreement. The Client hereby acknowledges and agrees that this license is subject to the terms and conditions set forth in Appendix G.

29. Severability. In the event any of the terms or provisions of this Agreement shall be held to be illegal or unenforceable, the validity of the remaining provisions shall not be affected.

In Witness Whereof, the parties have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

The Bank of New York                    Orchard Series Fund


By:  ______________________________     By:  __________________
     Christopher M. Teevan                   James D. Motz
     Title:    Vice President                Title:   President

Rev. 4/94 5.CUS
087a.PG

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